EXHIBIT 12.3

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       Nine Months
                                          Ended                                         Years Ended December 31,
                                          -----                                         ------------------------

                                   September 30, 1999               1998        1997        1996        1995        1994        1993
                                   ------------------               ----        ----        ----        ----        ----        ----

Earnings
--------

Income from Continuing Operations
  before Income Taxes                   $233,507                $242,915    $115,150    $118,765    $169,319    $246,706    $235,913

Interest expense
(excluding capitalized interest)           5,623                   8,273       8,822      10,649      13,099       9,733      10,070

Portion of rent expense under
long-term operating leases
representative of an interest factor      11,052                  15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                 126                     122         122         121          84          84          84
                                        --------                --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                          $250,308                $266,436    $137,715    $143,002    $197,262    $270,077    $259,326


Fixed charges
-------------

Interest Expense
(including capitalized interest)           6,440                   9,664    $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555

Portion of rent expense under
long-term operating leases
representative of an interest factor      11,052                  15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                 126                     122         122         121          84          84          84
                                        --------                --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                     $ 17,618                $ 24,912    $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898



RATIO OF EARNINGS
TO FIXED CHARGES:                           14.2                    10.7         5.9         5.6         6.7        11.2        10.9